Exhibit 10.17

Grantee:	[Name]

Date of Grant:	[Date]

Grant Amount:	$[•]

Vesting Commencement Date:	[Date]

Vesting Schedule:

Provided that Grantee has not undergone a termination of their employment (a “Termination”) with Safepoint MGA, LLC (the “Company”) or any wholly owned subsidiaries of Safepoint Holdings, Inc. (the “Company”) prior to such date, thirty three point three percent (33.3%) of the grant amount hereunder will vest on [First Anniversary of the Vesting Commencement Date]; thirty three point three percent (33.3%) of the grant amount hereunder will vest on [Second Anniversary of the Vesting Commencement Date]; and thirty three point four percent (33.4%) of the grant amount hereunder will vest on [Third Anniversary of the Vesting Commencement Date].

Payments will be made within 30 days of each vesting date and will be remitted via payroll and subject to standard taxation and deductions.

Grantee must be a current employee that has not Terminated (other than due to death) on each vesting date in order to be eligible to vest. The grant will not be prorated for partial terms. For example, if Grantee terminates on [Date Immediately Prior to Second Anniversary of the Vesting Commencement Date], they will not be eligible to vest on [Second Anniversary of the Vesting Commencement Date], and will not be due the 33.3% that vests on [Second Anniversary of the Vesting Commencement Date], or the 33.4% that vests on [Third Anniversary of the Vesting Commencement Date].

If the Grantee undergoes a Termination within the vesting period due to the Grantee’s death, Grantee will immediately vest any unvested portion of this grant and be paid within 30 days. Acknowledging this letter does not constitute an employment agreement and does not change the Grantee’s at-will employment status.

Authorized Signature:	Acknowledged: